Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Announces Retirement of Leon Schurgin From Board of Directors

Bloomfield Hills, MI, December 6, 2018 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced the planned retirement of Leon Schurgin from the Company’s Board of Directors (the “Board”), effective December 4, 2018. Mr. Schurgin has served as a Director since March 2004.

“I would like to thank Leon for his more than 14 years of outstanding service to our Company,” said Richard Agree, Chairman of the Board of Directors of Agree Realty Corporation. “Leon has been a tremendous resource to our Company for more than a decade. On behalf of the entire Company and the Board, I want to express our gratitude for his many contributions to our growing Company.”

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 536 properties, located in 45 states and containing approximately 10.6 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190